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                                                                     Exhibit 8.1

__________ ___, 199_

DIMAC Holdings, Inc.
5775 Peachtree Dunwoody Road
Suite C-150
Atlanta, Georgia 30342

Ladies and Gentlemen:

            We have acted as your special tax counsel in connection with the transactions described in the Registration Statement on Form S-4 (Registration No.___________) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), on _______________, 1998 by DIMAC Holdings, Inc., a Delaware corporation (the "Company"), and described in the Company's Offer to Exchange 15 1/2% Series B Senior Notes due 2009 (the "New Notes") for all outstanding 15 1/2% Senior Notes due 2009 (the "Old Notes") set forth in the Prospectus (the "Prospectus") contained within the Registration Statement. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Registration Statement.

            Our opinion is based on an examination of the Registration Statement, the Prospectus, and such other documents, corporate records and materials as we have deemed necessary or appropriate for the purposes of this opinion. We assume that all transactions relating to the exchange pursuant to the Exchange Offer will be carried out in accordance with the terms of the governing documents without any amendments thereto or waiver of any terms thereof, and that such documents represent the entire agreement of the parties thereto. We understand the relevant facts to be as follows:

            The Old Notes were originally issued and sold on October 22, 1998 in a transaction not registered under the Securities Act, in reliance upon the exemptions provided in Rule 144A under the Securities Act. Accordingly, the Old Notes are generally subject to substantial transfer restrictions unless such notes are registered pursuant to the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. Pursuant to a Registration Rights Agreement, dated as of October 22, 1998 (the "Registration Rights Agreement"), between the Company and the purchasers listed on the signature pages thereto (the "Purchasers"), with respect to the Old Notes, the Company agreed to file, no later than 90 days after the date on which any holder of Old Notes notifies the Company of its demand for registration, a registration statement relating to the Exchange Offer, pursuant to which holders of the Old Notes would be offered an opportunity to exchange their Old Notes for the New Notes which would be issued without legends restricting the transfer thereof. The

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DIMAC Corporation
Page 2


Company has agreed to use its reasonable best efforts to cause such filing to become effective within 180 days after the date on which the Company receives written notice of any holder's demand for registration of the Old Notes. Alternatively, under certain circumstances, the Company agreed to file a Shelf Registration Statement covering resales of the Old Notes and to use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act. Failure of the Company to comply with the requirements of the Registration Rights Agreement could result in the Company becoming obligated to pay liquidated damages to holders of the Old Notes per week per $1,000 principal amount of Old Notes equal to (i) $0.05 for the first 90-day period immediately following the applicable registration default,
(ii) $0.10 for the second 90-day period immediately following the applicable registration default, (iii) $0.15 for the third 90-day period immediately following the applicable registration default, and (iv) $0.20 thereafter. The New Notes will not be subject to such liquidated damages. In general, the New Notes will be freely transferable after the Exchange Offer without further registration under the Securities Act. Except as noted above, the terms of the New Notes are identical to those of the Old Notes.

            Based on the foregoing and subject to the assumptions, qualifications and limitations contained herein, we hereby confirm that the statements set forth in the Prospectus under the heading "Certain United States Federal Tax Considerations" constitute our opinion with respect to the principal United States Federal income tax consequences of the exchange pursuant to the Exchange Offer by certain holders who hold such notes as capital assets. The possibility exists that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary position.

            The foregoing opinion is specific to the transactions and the documents referred to herein, and is based upon the facts known to us as of the date hereof.

            The foregoing opinion is predicated upon the Internal Revenue Code, the Treasury Regulations thereunder, the administrative and judicial interpretations of the Internal Revenue Code and the Treasury Regulations, in each case as in effect and available on the date hereof. Any change in applicable law or in any of the facts or other assumptions upon which we have relied, may adversely affect such opinion.

            We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Company's Registration Statement on Form S-4 relating to the exchange of the Old Notes for the New Notes and to the reference to our firm under the heading "Certain United States Federal Tax Considerations" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.

                                          Very truly yours


                                          /s/  White & Case LLP